SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2005

Covad Communications Group, Inc.

(Exact name of the Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-25271 (Commission File Number)	77-0461529 (IRS Employer Identification No.)

110 Rio Robles San Jose, California (Address of principal executive offices)	95134-1813 (Zip code)

(408) 952-6400
(The Registrant’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: Entry into a Material Definitive Agreement

     In connection with the appointment of P. Michael Hanley as the Chief Operating Officer of Covad Communications Group, Inc. (the “Company”), the Compensation Committee approved an increase in Mr. Hanley’s annual base salary to $325,000. The Compensation Committee also increased Mr. Hanley’s target bonus under the Company’s 2005 Bonus Plan, which plan is described in the Company’s current report on Form 8-K as filed with the Securities and Exchange Commission on March 1, 2005, to 70% of his annual base salary.

     In addition, Mr. Hanley has been granted an option to purchase 100,000 shares of the Company’s Common Stock at an exercise price per share of $1.32. The option will vest on a monthly basis over a four year period. This grant was made pursuant to the stockholder-approved 1997 Stock Plan of the Company.

ITEM 5.02: Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     Effective June 24, 2005, P. Michael Hanley, age 47, was appointed as the Company’s Chief Operating Officer. Mr. Hanley joined the Company in February 2002 as its Senior Vice President, Organizational Transformation, and was made Executive Vice President, Customer Experience, in September 2003. Mr. Hanley came to the Company from Rogers Wireless, Inc. where he served as its Vice President, Organizational Transformation, from October 1999 to October 2001 and as its Vice President, Credit Operations, from 1996 to 1999.

     In addition to his salary and bonus opportunity, Mr. Hanley will continue to be eligible to receive awards under company’s equity plans and to participate in the Company’s Executive Severance Plan. Mr. Hanley is also a party to a Change in Control Agreement (“Change in Control Agreement”) with the Company, dated October 4, 2004, which was described in the Company’s current report on Form 8-K as filed with the Securities and Exchange Commission on October 6, 2004. Mr. Hanley also previously entered into the Company’s standard indemnification agreement.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2005

By:	/s/ James A. Kirkland
James A. Kirkland
Senior Vice President, General Counsel and Secretary